UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report : April 8, 2004

WESCORP ENERGY INC.
(Exact name of registrant as specified in its chapter)

Delaware	000-30095	33-0921967
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

8711-50 Street, Edmonton, Alberta, Canada	T6E 5H4
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: 780-482-4200

Not Applicable
(Former address, if changed since last report)

ITEM 2.         ACQUISITION OR DISPOSITION OF ASSETS

Option to Acquire License from Ellycrack AS.

Pursuant to a letter of intent dated February 10, 2004 Ellycrack AS, of Florø, Norway, has granted Wescorp Energy Inc. (“Wescorp” or the “Company”) or its subsidiary options to acquire three separate exclusive territorial licenses in Canada, the United States and Mexico to make, use, copy, develop and exploit the Ellycrack’s technology and intellectual property and to design, manufacture, market, sell and distribute products or systems derived from or utilizing Ellycrack’s technology or sublicense others to do the same in each territory.

Wescorp may exercise the option to acquire a license for any or all of the three territories on or before June 1, 2005, failing which the option will expire. The term of each license for which the Company has exercised the option will be 20 years from the date of execution of the formal license agreement and/or the lead time of granted or new patents related to the technology. Upon execution of a formal license agreement, Wescorp will pay Ellycrack a one-time non-refundable license fee of $750,000 for territorial license. Wescorp will also pay Ellycrack a royalty equal to 6% of Wescorp’s sales of products or systems derived from or utilizing the technology in the applicable territory, payable within 90 days of Wescorp’s financial year end.

Ellycrack has developed what is believed a cost effective technology in which heavy oil can be upgraded to a “lighter” more commercially saleable oil in a high intensive cracking process which could be located directly at the oil field. By upgrading the oil in the field, it would allow oil companies to eliminate on-site storage tanks as well as the costly process of trucking the oil great distances to an upgrader. The oil could be transported directly to a refinery for refining into ordinary petroleum products.

While the Ellycrack process appears to the Company’s management to have promise based on test results on certain crude oil samples provided by it, management believes that test results and cost feasibility is required for various samples of crude taken from various sites in Canada and elsewhere in our North American market in order to assess the feasibility of the use of Ellycrack technology to our market. We have conducted a set of tests recently on various samples of Canadian crude oil and are analyzing the results therefrom.

Wescorp has purchased from treasury an aggregate 228,800 shares of Ellycrack representing 5.2% of Ellycrack's outstanding shares, in consideration of $100,000 that was paid in two instalments of $50,000 on December 29, 2003 and February 2, 2004. Wescorp has also agreed to purchase an additional 400,000 shares of Ellycrack in exchange for 300,000 shares of common stock of Wescorp to be issued to Ellycrack. Upon completion of the purchase of the additional 400,000 shares, Wescorp will own 13.15% of Ellycrack’s outstanding shares.

Pursuant to a share purchase option agreement dated February 10, 2004, Olav Ellingsen, a principal of Ellycrack, has granted to the Company an option to purchase that number of shares of common stock of Ellycrack now owned or to be owned by Mr. Ellingsen which together with Wescorp’s other shares of Ellycrack will represent up to 25% of the outstanding common voting shares of Ellycrack on a fully diluted basis at the time of exercise of the share purchase option. The option is exercisable until the later of June 30, 2004 and the date that is four months after the date of completion of the Company’s testing of Ellycrack’s technology. The purchase price for these Ellycrack shares will be approximately $592,500, which is equal to 11.85% of the total market value of $5,000,000 in respect of all the outstanding shares of Ellycrack as at June 30, 2004 as mutually agreed by the parties. That is, we may acquire the additional shares amounting to a 25% total interest in Ellycrack based on the capitalization agreed as of June 30, 2004 for an additional cash consideration of $592,500. As the option to acquire the licenses extends to June 1, 2005, it is possible that additional shares of Ellycrack will have been issued during the period between June 30, 2004 and June 1, 2005, and should that occur our equity position in Ellycrack would then be less than 25% of the total capitalization after exercise of the option. Upon exercise of the share purchase option by the Company, Mr. Ellingsen will, as long as he is a shareholder of Ellycrack, vote his Ellycrack shares to elect one representative of the Company to Ellycrack’s Board of Directors.

ITEM 7.        EXHIBITS

2.1	Letter of Intent dated February 10, 2004 between the Company and Ellycrack AS regarding options to acquire three licences in Canada, the United States and Mexico.

2.2	Share Purchase Option Agreement dated February 10, 2004 between the Company and Olav Ellingsen regarding an option to purchase outstanding shares of Ellycrack AS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCORP ENERGY INC.

“John Anderson”
(Signature)

Date April 8, 2004	John Anderson, President & CEO
(Print name and title of signing officer)